EXHIBIT 99.1

NEWS RELEASE

Xenon Pharmaceuticals Reports Third Quarter 2017 Financial Results and Provides Corporate Update

BURNABY, British Columbia, November 7, 2017 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the quarter ended September 30, 2017, and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, “We continue to leverage our ion channel and neurological expertise to focus on developing novel anti-epileptic drugs to treat both adult and pediatric forms of epilepsy. This past quarter, we made significant progress within our proprietary epilepsy programs. We initiated a Phase 1 clinical trial to evaluate the safety, tolerability and pharmacokinetics of XEN1101, a Kv7 potassium channel opener being developed for the potential treatment of adult focal seizures and rare, pediatric forms of epilepsy. This trial will also incorporate a TMS (or transcranial magnetic stimulation) model to provide a pharmacodynamic read-out as part of the Phase 1 results. Following just behind within our proprietary pipeline, we also anticipate filing an IND equivalent for XEN901, a selective Nav1.6 inhibitor for the treatment of epilepsy, in the fourth quarter of 2017. While we are disappointed that our partnered program with Genentech, GDC-0310, will not enter a Phase 2 trial in the first quarter of next year, we are excited and encouraged by the advancements within our proprietary pipeline and expect both of our epilepsy programs to be in Phase 2 development within the second half of next year.”

Third Quarter 2017 Highlights and Anticipated Milestones

•

XEN1101 is a next-generation Kv7 potassium channel opener for the potential treatment of epilepsy. Pre-clinically, XEN1101 has demonstrated improved pharmacokinetics, selectivity, potency and efficacy over ezogabine, an earlier generation potassium channel modulator. In October 2017, Xenon initiated a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability and pharmacokinetics of both single ascending doses and multiple ascending doses of XEN1101 in healthy subjects. The XEN1101 Phase 1 clinical trial includes a pharmacodynamic read-out incorporating a TMS model, which is designed to demonstrate delivery of XEN1101 into the central nervous system by observing a change in activity through an EEG (otherwise known as an electroencephalogram) or an EMG (otherwise known as an electromyogram) reading. Following completion of the Phase 1 clinical trial, and if supported by the data, a Phase 2 proof-of-concept trial evaluating XEN1101’s efficacy as a treatment for adult focal seizures is anticipated to begin in the third quarter of 2018, with a parallel plan to advance XEN1101 as soon as feasible thereafter into rare, pediatric forms of epilepsy, such as EIEE7, an early infantile epileptic encephalopathy associated with mutations in the KCNQ2 gene and loss-of-function in the Kv7.2 potassium channel.

•

XEN901 is a potent, selective Nav1.6 sodium channel inhibitor for the potential treatment of epilepsy, including adult focal seizures and rare, pediatric forms of epilepsy, such as EIEE13, an early infantile epileptic encephalopathy associated with mutations in the SCN8A gene and gain-of-function in the Nav1.6 sodium channel. XEN901 has demonstrated efficacy against seizures in an animal model of Nav1.6 gain-of-function epilepsy as well as animal models that support the treatment of adult focal seizures. Xenon expects to file an investigational new drug equivalent application in the fourth quarter of 2017.

•

Xenon’s collaborator, Genentech, has completed a Phase 1 clinical trial for GDC-0310, which is an oral, selective Nav1.7 small-molecule inhibitor. Based on new data from ongoing pre-clinical toxicology studies, Genentech has indicated that GDC-0310 will not enter a Phase 2 clinical trial in the first quarter of 2018, as previously guided. Guidance around the future clinical development of GDC-0310 will be updated once these pre-clinical studies are completed and the final results are analyzed.  Genentech and Xenon will continue their collaboration focused on developing novel inhibitors of Nav1.7 for the treatment of pain, as well as a second collaboration centered on pain genetics.

Third Quarter 2017 Financial Results

Cash and cash equivalents and marketable securities as of September 30, 2017 were $43.8 million, compared to $64.1 million as of December 31, 2016. There were 17,998,420 common shares outstanding as of September 30, 2017. Based on current assumptions, which include fully supporting the planned clinical development of XEN1101 and XEN901, Xenon anticipates having sufficient cash to fund operations into the first quarter of 2019, excluding any revenue generated from existing partnerships or potential new partnering arrangements.

For the quarter ended September 30, 2017, Xenon reported total revenue of $0.3 million, compared to $0.4 million for the same period in 2016. The decrease was primarily attributable to revenue recognized related to the upfront payment from the March 2014 genetics collaborative agreement with Genentech, which was fully recognized by March 2016, partially offset by a $0.25 million milestone payment recognized in July 2017 under the same collaborative agreement. The remaining decrease was due to less full-time equivalent funding from collaborative partners as resources were shifted from supporting collaborations to Xenon’s proprietary programs.

Research and development expenses for the quarter ended September 30, 2017 were $7.2 million, compared to $6.0 million for the same period in 2016. The increase of $1.2 million was primarily attributable to increased spending on pre-clinical, discovery and other internal programs, as well as XEN1101, which was acquired in April 2017, partially offset by a decrease in XEN801 expenses, a product candidate that is no longer being developed, and a decrease in collaboration expenses.

General and administrative expenses for the quarter ended September 30, 2017 were $1.7 million, compared to $1.8 million for the same period in 2016. The decrease of $0.1 million was primarily attributable to the fair value adjustment on liability classified stock options.

Other income for the quarter ended September 30, 2017 was $0.9 million, compared to other expense of $0.4 million for the same period in 2016. The increase was primarily driven by an increase in unrealized foreign exchange gains arising from the translation of Canadian denominated balances to U.S. dollars.

Net loss for the quarter ended September 30, 2017 was $7.7 million, unchanged from the same period in 2016, due to lower revenue and higher research and development expenses, offset by unrealized foreign exchange gains recorded in the quarter ended September 30, 2017.

Conference Call Information

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter 2017 financial results and to provide a business update. To participate in the call, please dial (855) 779-9075, or (631) 485-4866 for international callers, and provide conference ID number 3498569. The webcast will be broadcast live on the “Investors” section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical stage biopharmaceutical company focused on developing innovative therapeutics to improve the lives of patients with neurological disorders. Building upon our extensive knowledge of human genetics and diseases caused by mutations in ion channels, known as channelopathies, we are advancing – both independently and with our pharmaceutical collaborators – a novel product pipeline of ion channel modulators to address therapeutic areas of high unmet medical need, such as pain and epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our ability to achieve milestones in both our proprietary and partnered development programs, our expectations regarding the sufficiency of our cash to fund operations into the first quarter of 2019, the anticipated timing of IND or IND equivalent submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities, the plans of our collaboration partners and their interactions with regulatory agencies, the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

XENON PHARMACEUTICALS INC.

Condensed Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents and marketable securities	$43,772	$64,146
Other current assets	1,215	1,529
Other assets	1,372	1,812
Total assets	$46,359	$67,487

Liabilities
Current liabilities:
Accounts payable and accrued expenses	3,058	3,586
Total liabilities	$3,058	$3,586

Shareholders’ equity	$43,301	$63,901
Total liabilities and shareholders’ equity	$46,359	$67,487

XENON PHARMACEUTICALS INC.

Condensed Consolidated Statements of Operations

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Collaboration revenue	$264	$412	$294	$1,393
Royalties	—	1	1	34
	264	413	295	1,427
Operating expenses:
Research and development	7,164	5,965	19,176	15,432
General and administrative	1,744	1,779	5,643	5,350
Total operating expenses	8,908	7,744	24,819	20,782
Loss from operations	(8,644)	(7,331)	(24,524)	(19,355)
Other income	902	(383)	1,885	2,362
Net loss	(7,742)	(7,714)	(22,639)	(16,993)

Net loss per common share:
Basic	$(0.43)	$(0.51)	$(1.26)	$(1.16)
Diluted	$(0.43)	$(0.51)	$(1.27)	$(1.16)
Weighted-average common shares outstanding:
Basic	17,998,420	15,268,964	17,980,608	14,690,357
Diluted	18,009,979	15,268,964	18,000,066	14,690,357

Investor/Media Contact:

Jodi Regts
VP, Corporate Affairs & Investor Relations
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com